Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-262264 and 333-262421

PROSPECTUS SUPPLEMENT NO. 14

(TO PROSPECTUS DATED April 8, 2022)

IMPERIAL PETROLEUM INC.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated April 8, 2022 (“Prospectus”) of Imperial Petroleum Inc. (the “Company”), which forms a part of the Company’s Registration Statements on Form F-1 (Registration Nos. 333-262264 and 333-262421), as amended or supplemented from time to time.

On December 15, 2022, the Company furnished a Report on Form 6-K (the “Form 6-K”) to the U.S. Securities and Exchange Commission (the “Commission”) as set forth below.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 15, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2022

Commission File Number 001-41095

IMPERIAL PETROLEUM INC.

(Translation of registrant’s name into English)

331 Kifissias Avenue Erithrea 14561 Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

The press release issued by Imperial Petroleum Inc. on December 15, 2022, announcing it has been granted an 180-day extension by NASDAQ to regain compliance with minimum bid price rule, is attached hereto as Exhibit 99.1.

EXHIBIT INDEX

99.1	Imperial Petroleum Inc. Press Release dated December 15, 2022

This report on Form 6-K is hereby incorporated by reference into the Company’s Registration Statement on Form F-3 (Reg. No. 333-268663) filed with the SEC on December 2, 2022, including the prospectuses contained therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 15, 2022

IMPERIAL PETROLEUM INC.

By:	/s/ Harry Vafias
Name:	Harry Vafias
Title:	Chief Executive Officer

Exhibit 99.1

IMPERIAL PETROLEUM INC. GRANTED 180-DAY EXTENSION BY NASDAQ TO REGAIN COMPLIANCE WITH MINIMUM BID PRICE RULE

Athens, Greece, December 15, 2022 – Imperial Petroleum Inc. (Nasdaq: IMPP) (the “Company”), a ship-owning company providing petroleum products, crude oil, and drybulk seaborne transportation services, today announced that the Company received formal notification from the Listing Qualification Department of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it has been granted an additional 180-day compliance period, or until June 12, 2023, to regain compliance with the minimum $1.00 bid price per share requirement of Nasdaq’s Marketplace Rule 5550(a)(2) (the “Rule”).

If at any time until June 12, 2023, the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive trading days, the Company will regain compliance with the Rule, and the matter will be closed.

In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), Nasdaq staff determined that the Company was eligible for an additional 180-day period to regain compliance based on the Company meeting the continued listing requirement for the market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Stock Market, with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period and if necessary, by effecting a reverse stock split.

If the Company does not meet the minimum bid requirement during the additional 180-day grace period, Nasdaq will provide written notification to the Company that its shares will be subject to delisting. At such time, the Company may appeal the delisting determination to a Nasdaq Hearings Panel. The Company would remain listed pending the Panel’s decision. There can be no assurance that if the Company does appeal a subsequent delisting determination, that such appeal would be successful.

This current notification from Nasdaq has no immediate effect on the listing or trading of the Company’s shares of common stock. During this time, the Company’s common stock will continue to be listed and trade on The Nasdaq Capital Market.

The Company will actively monitor the closing bid price of its common stock between now and June 12, 2023 and intends to consider all available options to resolve the deficiency and regain compliance within the additional compliance period provided.

ABOUT IMPERIAL PETROLEUM INC.

Imperial Petroleum Inc. is a ship-owning company providing petroleum products, crude oil and drybulk seaborne transportation services. The Company owns a total of 10 vessels; five M.R. product tankers, one Aframax oil tanker, two suezmax tankers and two handysize dry bulk carriers, with a capacity of approximately 737,000 deadweight tons (dwt). Imperial Petroleum Inc.’s shares of common stock and 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock are listed on the Nasdaq Capital Market and trade under the symbols “IMPP” and “IMPPP”, respectively.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, or impact or duration of the COVID-19 pandemic and underlying assumptions and other statements, which are other than statements of historical facts. The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although IMPERIAL PETROLEUM INC. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, IMPERIAL PETROLEUM INC. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include risks discussed in our filings with the SEC and the following: the impact of the COVID-19 pandemic and efforts throughout the world to contain its spread, the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, charter counterparty performance, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydockings, shipyard performance, changes in IMPERIAL PETROLEUM INC’s operating expenses, including bunker prices, drydocking and insurance costs, ability to obtain financing and comply with covenants in our financing arrangements, or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, the conflict in Ukraine and related sanctions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by IMPERIAL PETROLEUM INC. with the U.S. Securities and Exchange Commission.

Company Contact:

Fenia Sakellaris

IMPERIAL PETROLEUM INC.

00-30-210-6250-001

E-mail: fs@Imperialpetro.com